Exhibit 99.2

Blockbuster May Turn Hollywood Bid Into Hostile Offer

2004-12-28 15:12 (New York)

By Chris Johnson and Neil Roland

Dec. 28 (Bloomberg)—Blockbuster Inc., the largest U.S. video store chain, threatened to make a $700 million hostile takeover offer for Hollywood Entertainment Corp. after failing to reach an agreement with an earlier bid.

Blockbuster demanded access to Hollywood Entertainment’s financial reports and will start a tender offer to buy the shares for $11.50 each by mid-January without the documents, Dallas- based Blockbuster said in a statement today.

The company has pressed for two months to get Hollywood Entertainment directors to open the books. The bid, supported by billionaire financier Carl Icahn, is competing with offers from Movie Gallery Inc. and buyout firm Leonard Green & Partners LP. Blockbuster lost sales this year to Internet services and cable companies, and the transaction may help stem client defections.

“Blockbuster is taking an aggressive stance to gain market share and customer base in one fell swoop,” said Marla Backer, a Soleil Securities Corp. analyst in New York who rates the video-rental sector “sell” and doesn’t own either stock. “At $11.50 a share, this is certainly a good move by Blockbuster.”

The transaction would help Blockbuster compete against discount retailers including Wal-Mart Stores Inc., online rental companies such as Netflix Inc. and cable companies offering video on demand.

Hollywood Entertainment didn’t return calls seeking comment.

Market Share

The purchase would also allow Blockbuster to control 50 percent of the film-rental market, Dennis McAlpine, an analyst based in Scarsdale, New York, said on Nov. 11.

Hollywood Entertainment shares rose 6 cents to $13.15 at 3:04 p.m. New York time in Nasdaq Stock Market composite trading. They have risen 34 percent since Nov. 10, the day before Blockbuster made its unsolicited offer. Blockbuster fell 7 cents to $9.32 in New York Stock Exchange composite trading.

“We have no choice but to go hostile at this point,” Blockbuster General Counsel Edward Stead said in an interview today. “We don’t have a lot of time. The rental industry is declining. The industry is under substantial pricing pressure.”

He reiterated a Dec. 1 statement that Blockbuster would consider paying more for Wilsonville, Oregon-based Hollywood Entertainment, its next-largest competitor, provided it gets access to the company’s financial records.

“We’re willing to pay a fair price for the company,” Stead said. “The question is: What’s a fair price?”

Bidding War

Leonard Green & Partners bid $10.25 a share for Hollywood Entertainment in October along with Hollywood Entertainment Chief Executive Mark Wattles. This month, Wattles said he wouldn’t be able to top Blockbuster’s bid for the company after it received the backing of Icahn.

Wattles, Leonard Green partner John Baumer and Movie Gallery spokesman Thomas Johnson didn’t immediately return phone calls. Movie Gallery hasn’t disclosed the terms of its offer.

Blockbuster last week said Hollywood Entertainment’s board is hindering the bid by insisting that Blockbuster agree to not take the offer directly to shareholders for three years.

The directors demanded a so-called standstill agreement from Blockbuster as the companies negotiate, Stead said in an interview last week. That would prevent a tender offer for the company, reducing Blockbuster’s options for taking control.

Viacom Inc. Chief Executive Sumner Redstone separated the Blockbuster rental chain from the No. 3 U.S. media company this year, giving investors a 15 percent discount to accept a share swap.

Blockbuster has 5,700 U.S. stores. Hollywood Entertainment has about 1,800. The bid includes assumption of about $300 million in debt, Blockbuster said in November.

Citigroup, Credit Suisse First Boston and JPMorgan are advising Blockbuster and providing a financing commitment, the company statement said.